Exhibit 10.7

ATTORNEY GENERAL OF THE STATE OF NEW YORK
BUREAU OF INVESTMENT PROTECTION
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In the Matter of

PRUDENTIAL EQUITY GROUP, LLC,
Formerly Known As
PRUDENTIAL SECURITIES INCORPORATED

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ASSURANCE OF DISCONTINUANCE

PURSUANT TO EXECUTIVE LAW § 63 (15)

WHEREAS, pursuant to the provisions of Article 23-A of the General Business Law (the “Martin Act”), Eliot Spitzer, Attorney General of the State of New York (the “Attorney General”), commenced an investigation in September 2003 into the practices, procedures and conduct of Prudential Securities Incorporated (“PSI”), during the period 1998 through September 2003 respecting market timing and late trading of mutual funds (the “Investigation”);1

WHEREAS, the Investigation was conducted in cooperation with investigations of PSI by the U.S. Securities and Exchange Commission (“SEC”), the Commonwealth of Massachusetts, the State of New Jersey, the New York Stock Exchange and NASD Inc.;

WHEREAS, prior to July 1, 2003, PSI was an indirect wholly owned broker-dealer subsidiary of Prudential Financial, Incorporated (“Prudential Financial”);

[1]	“Market timing” refers to the practice of short-term investing in mutual fund shares and/or the exploitation of pricing inefficiencies in mutual fund share pricing. “Late trading” refers to obtaining a given day’s mutual fund share price for orders to buy, sell or exchange shares that were placed after the close of the market on that day.

WHEREAS, on July 1, 2003, PSI transferred the assets relating to its U.S. retail securities brokerage operations to a newly formed holding company, now named Wachovia Securities Financial Holdings, LLC (“WFSH”);

WHEREAS, Prudential Financial currently owns 38 percent of WSFH and Wachovia Corporation owns 62 percent of WSFH;

WHEREAS, since July 1, 2003, PSI’s former U.S. retail securities brokerage business has operated as part of Wachovia Securities, LLC;

WHEREAS, in the course of the Investigation, numerous witnesses were interviewed and/or deposed and extensive documentary evidence was reviewed;

WHEREAS, Prudential Equity Group, LLC (“PEG”) has cooperated in the Investigation by producing documentary evidence and witnesses and identifying evidence relevant to the Investigation;

WHEREAS, the Investigation revealed that certain practices by PSI violated the Martin Act, General Business Law (“GBL”) §349, and Executive Law §63 (12);

WHEREAS, PEG has advised the Attorney General of its desire to resolve the Investigation;

WHEREAS, PEG agrees to implement certain changes with respect to securities practices and to make the payment of $270 million as set forth herein;

WHEREAS, PEG has entered into an Agreement with the Office of the United States Attorney for the District of Massachusetts relating to potential criminal charges for violations of the federal Securities Exchange Act of 1934, and PEG has agreed to pay a penalty of $330 million; and

WHEREAS, the Attorney General finds the following sanctions appropriate and in the public interest and PEG agrees to the sanctions provided herein;

NOW, THEREFORE, the Attorney General, based upon the Investigation, makes the following findings:

FINDINGS

1. At all relevant times until on or about July 1, 2003, PSI was a Delaware corporation with its headquarters in New York, New York, was registered with the Department of Law of the State of New York as a securities broker-dealer, and conducted business in and from the State of New York.

2. The Attorney General has jurisdiction over this matter pursuant to the Martin Act, GBL § 349, and Executive Law§ 63 (12).

A. Summary of the Fraud

3. This matter concerns a fraudulent market timing scheme perpetrated by PSI registered representatives (collectively, the “Representatives”) whose business involved market timing to defraud at least 50 mutual funds and their long-term shareholders. Beginning in at least September 1999 and continuing through at least June 2003 (the “Relevant Period”), the Representatives used deceptive trading practices to conceal their identities, and those of their customers, to evade mutual funds’ prospectus limitations on market timing. These practices included the use of multiple broker identifying numbers (known as Financial Advisor, or “FA,” numbers) and multiple customer accounts; the use of accounts coded as confidential in PSI’s systems; and the Representatives’ use of “under-the-radar” trading to avoid notice by mutual funds. Typically, mutual funds screened for market timing trades only above a designated dollar amount. The practice of “under-the-radar” trading refers to the Representatives’ splitting of one trade into numerous smaller ones to avoid detection by mutual funds.

4. As early as the fourth quarter 1999, several mutual fund companies identified the Representatives’ use of deceptive trading practices and notified PSI of the Representatives’ conduct. In May 2002, PSI itself determined that its top-producing registered representative used deceptive trading practices to avoid notice by mutual funds. Throughout the Relevant Period, PSI received hundreds of notices from mutual fund companies that identified the Representatives’ conduct and asked the firm to take steps to curtail their deceptive market timing practices.

5. Despite PSI’s increasing awareness of the Representatives’ fraudulent market timing practices, the firm elected to continue the business of market timing. Rather than discipline or sanction any of the Representatives or even curtail their ability to open additional accounts for their market timing customers, PSI failed to prevent their conduct from continuing and actually began to track the Representatives’ gross revenues. In 2001, for example, the Representatives generated more than $16 million in gross commission revenues for the firm, most of which was in danger of being eliminated had the firm phased out market timing at that time. Similarly, the Representatives generated approximately $23 million in gross commission revenues in 2002, and continued to generate comparable revenues throughout the Relevant Period.

6. PSI’s policies and procedures were ineffective in curtailing the Representatives’ fraud and were largely not enforced. Even in situations where PSI purportedly enforced any of these policies, PSI senior officers undermined them by granting exceptions for PSI’s largest producing registered representatives. Additionally, PSI repeatedly failed to deprive the Representatives of their inappropriate use of hundreds of FA numbers, even though the use of multiple FA numbers was the primary means by which the Representatives carried out their fraud. PSI finally issued a market timing policy in January 2003, but the firm did not fully enforce procedures in that policy to curtail the Representatives’ scheme. As a result of the conduct described above, PSI violated the Martin Act and Executive Law § 63(12).

B. Background on Market Timing

7. Market timing includes frequent buying and selling of shares of the same mutual fund or buying or selling of mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Market timing can harm mutual fund shareholders because it can dilute the value of their shares, if the market timer is exploiting pricing inefficiencies, or disrupt the management of the mutual fund’s investment portfolio and can cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer.

8. Beginning in the late 1990s, many mutual funds determined that market timing harmed their long-term shareholders. As a result, they began to monitor market timing in their funds’ shares and imposed restrictions on excessive trading. Such restrictions limited the number of trades that an account holder could place in a fund’s shares and often were set forth in the funds’ prospectuses. Many funds monitored trading activity to detect any violations of these prospectus limitations.

9. Most mutual funds received trade instructions from PSI through the National Securities Clearing Corporation (“NSCC”). NSCC is a centralized trade clearance and settlement system that linked the Representatives, PSI, and virtually all mutual fund companies.

To place trades that were transmitted through NSCC, the Representatives were required to identify their FA number and a customer account to mutual funds on trade tickets. PSI appended additional information to the Representatives’ orders and transmitted the transactions through NSCC to the mutual fund companies.

10. Some mutual funds screened for excessive short-term trading by reviewing FA and customer account numbers that the Representatives transmitted to them via NSCC. Some also monitored for excessive short-term trading by trade size and principal amount and by the branch code attached to a trade.2 Typically, if a fund concluded that a shareholder had violated its exchange limitations, the fund would attempt to prevent, or “block” additional trades in a fund or fund family by that shareholder. If a fund determined that a particular PSI registered representative or shareholder had violated its exchange limitations, the fund would send a “block letter” to PSI. Block letters varied but generally notified PSI of the mutual fund’s intention to block the registered representative’s or customer’s transaction and often asked PSI to take steps to preclude a particular registered representative or customer account from engaging in additional trades in a particular fund or fund family.

11. Because these mutual funds monitored for excessive trading by FA number and/or customer account number, the Representatives altered their use of these numbers to defraud these funds and the funds’ long-term shareholders. By altering their use of these numbers, the Representatives tricked mutual fund companies into accepting trades that the funds otherwise would have rejected.

[2]	PSI assigned branch codes to each of its retail branch offices. Branch codes identified to mutual funds the PSI branch office from which a particular market timing trade originated.

C. The Representatives’ Deceptive Conduct

12. During the Relevant Period, the Representatives engaged in a fraudulent scheme to circumvent blocks imposed by mutual funds on their trading privileges. The Representatives’ scheme worked as follows. The Representatives’ customers, typically hedge funds, asked the Representatives to purchase and sell mutual funds on a short-term basis on their behalf. The Representatives, however, knew that mutual funds tracked their trades by FA number and customer account number, and they knew that if they placed short-term mutual fund trades for their customers using a single FA or account number, the mutual funds would likely determine the number of trades was excessive and would block any further trades by them.

13. The Representatives, therefore, devised a scheme to conduct their customers’ trading using dozens of customer accounts, often established under fictitious names, and multiple FA numbers to make it difficult for mutual funds to identify their customers’ market timing. When the mutual funds succeeded in blocking certain FA numbers or customer accounts from further trading, the Representatives then used other FA numbers and customer accounts that had not yet been blocked to evade the funds’ restrictions and continue to trade.

a. Representatives Martin Druffner, Justin Ficken, and Skifter Ajro

14. For example, one group of PSI registered representatives based in its Boston, Massachusetts, branch office repeatedly used these deceptive practices to defraud mutual funds throughout the Relevant Period. The group consisted of PSI registered representatives Martin Druffner, Justin Ficken, Skifter Ajro and several assistants (the “Druffner Group”). The Druffner Group had five customers for whom it placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $8 million from the Druffner Group’s market timing activities, of which group members received approximately $4.6 million. As a result of this business, the head of the group, Martin Druffner, quickly rose to become one of PSI’s top producers.

15. Many of the mutual funds in which the Druffner Group traded screened for market timing trades by FA and customer account numbers. Many fund companies sent notices to PSI that complained that the group’s trades had violated prospectus limitations. Some mutual funds announced steps they had taken to preclude the Druffner Group from further trading while others asked that PSI take steps to block further trades by the group in the fund.

16. During the Relevant Period, the Druffner Group used at least thirteen FA numbers and hundreds of customer accounts (for what were, in reality, only five customers) to circumvent these blocks and preclude new blocks. The Druffner Group’s use of these devices in connection with market timing allowed group members to continue to place trades in funds that had taken steps to preclude them from further trading. Their scheme created the impression that transactions originated from many registered representatives and represented many different customers. In fact, what appeared to the mutual funds to be thousands of separate transactions submitted by many registered representatives for many unrelated customers was actually a systematic pattern of market timing by group members on behalf of their five hedge fund customers.

b. Representative Frederick O’Meally

17. Another PSI registered representative based in its Liberty Plaza, New York, New York, and its Garden City, New York, branch offices, Frederick O’Meally, used these same deceptive practices to defraud mutual funds throughout the Relevant Period. O’Meally headed a team of registered representatives and assistants, although he very rarely reported to work at any PSI location. He had five customers for whom he placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $9.8 million from O’Meally’s market timing activities (of which O’Meally received approximately $4.7 million). O’Meally was the top producing registered representative at PSI throughout the Relevant Period.

18. Like the Druffner Group, O’Meally traded in mutual funds that screened for market timing by FA and customer account numbers. During the Relevant Period, approximately 50 mutual funds complained to PSI about O’Meally’s trading activity. Many mutual funds specifically identified to PSI his use of deceptive trading strategies to evade blocks the fund companies had imposed.

19. To evade these blocks, O’Meally maintained 49 different FA numbers and hundreds of customer account numbers (for what were, in reality, only five customers). His use of these devices to market time created the impression that the trades originated from many registered representatives and many customers. By shifting trades from one FA number to another, or from one customer account to another, O’Meally concealed his identity and was able to place trades in mutual funds where PSI previously had blocked his trading under his other FA numbers and accounts.

c. Representatives Jason Ginder and Lawrence Kalish

20. Another group of PSI registered representatives based in a New York office known within the firm as “Special Accounts” also used deceptive practices to defraud mutual funds throughout the Relevant Period. The group consisted of Jason Ginder, Lawrence Kalish and several assistants (the “Ginder/Kalish Group”). The Ginder/Kalish Group had three customers for which it placed market timing trades. During the Relevant Period, PSI received gross revenue of approximately $6.5 million from the Ginder/Kalish Group’s market timing activities, of which group members received approximately $2.5 million. As a result of this business, the heads of the group quickly achieved membership in PSI’s Chairman’s Club, a select group consisting of only the largest producing registered representatives within the firm.

21. Like the Druffner Group and O’Meally, the Ginder/Kalish Group knew that most mutual funds identified excessive trading by FA and customer account numbers. They also understood that mutual funds screened for market timing by reviewing only those trades at or exceeding certain dollar amounts. The Ginder/Kalish Group used at least 20 FA numbers and hundreds of customer accounts (for what were, in reality, only three customers) to avoid detection by mutual funds. The Ginder/Kalish Group also used “under the radar” trading to disguise their customers’ trading in funds that previously had taken steps to stop them. The registered representatives’ use of these devices in connection with market timing deceived mutual funds into accepting trades they otherwise would have rejected. Like the Druffner Group and O’Meally, their scheme perpetuated the impression that transactions originated from many registered representatives and represented many different customers.

D. PSI Failed to Prevent the Representatives From Obtaining Multiple Broker Identifying and Customer Account Numbers

22. PSI failed to prevent the Representatives from obtaining several different forms of broker identifying numbers. Consequently, the Representatives used these numbers to perpetrate their scheme to defraud. When registered representatives began their employment with PSI, PSI assigned them an FA number. Registered representatives used FA numbers to open customer accounts, execute trades, and track their commissions. When registered representatives worked as a team to service common customers, PSI provided “Joint” numbers. Joint numbers ostensibly represented a commission split between two or more registered representatives. Here, the Representatives acquired and used Joint numbers for improper purposes. The numbers were not used to split commissions, but rather to facilitate the Representatives’ ability to trade after their other broker identifying numbers had been blocked from trading. PSI also provided the Representatives with “Also” numbers. The purported purpose of “Also” numbers was to allow the Representatives’ customers to access only those portions of a given registered representative’s portfolio that belonged to that customer or to provide certain customers with commission discounts. The Representatives, however, used Also numbers improperly in the same manner as they used FA and Joint numbers – to circumvent blocks that had been imposed on their other FA numbers. Indeed, at least one mutual fund became so frustrated by its inability to identify the Representatives that they threatened to curtail the trading privileges of all registered representatives within a PSI branch to remedy the conduct.

23. Each of the Representatives maintained numerous FA, Joint, and Also numbers, and used these numbers interchangeably to execute trades for their customers. For example, the Druffner Group used 13 broker identifying numbers to place market timing trades and O’Meally used 49 broker identifying numbers. When one of the Representatives’ FA, Joint, or Also numbers was blocked from trading by a particular mutual fund, he used another number assigned to him to place the trade in that fund. Although each Joint number ostensibly represented a unique commission split, in fact each team of Representatives split commissions from mutual fund purchases according to a single ratio, irrespective of which broker identifying number was used to enter the trade.

24. PSI failed to prevent the Representatives from opening hundreds of customer accounts. The Representatives’ customers maintained multiple accounts with PSI, many of which bore fictitious names that had no relation to the actual customer’s name. The Representatives used these customer accounts interchangeably to execute trades. When one customer account was blocked from trading by a particular mutual fund, the Representatives substituted another account for that same customer to place the trade for that customer, thereby creating the appearance that the trade originated from another customer.

25. PSI failed to prevent the Representatives from obtaining accounts for their customers that were coded as “Confidential.” Confidential accounts did not identify the beneficial owner of the account on the transaction data provided to the mutual funds. Although such a designation could have a legitimate purpose, here the Representatives used confidential accounts improperly to impede the mutual funds’ ability to identify which PSI registered representative or customer was market timing their funds.

26. PSI also failed to prevent the Representatives from obtaining customer account numbers with multiple branch identifiers. Typically, registered representatives located in one PSI branch office had customer accounts that had a prefix used to identify the branch location. Here, the Representatives established accounts for their hedge fund customers using multiple branch codes, which effectively impeded the mutual funds’ ability to identify the particular PSI office location, as well as registered representative, that was market timing their funds. The Representatives used branch identifiers improperly as another mechanism to conceal their identities and the identities of their customers to mutual funds.

E. PSI Received Notifications of the Representatives’ Deceptions

27. During the Relevant Period, mutual fund companies sent more than a thousand letters and e-mails to PSI concerning market timing by the Representatives. Many of these communications asked PSI to take steps to stop further trading by a particular customer account or FA number. Others expressly notified PSI that the Representatives used deceptive trading practices to continue placing market timing trades.

28. High level officers of PSI were aware during the Relevant Period that mutual funds were accusing the Representatives of using deceptive practices to evade the mutual funds’ attempts to block the Representatives’ market timing trades. For example, Michael Rice, who joined PSI in 1997 and rose to become the chief administrator of PSI’s Private Client Group (“PCG”) in January 1999, then to executive director of PCG in November 2000, and finally to president of PCG in December 2002, received repeated notices of wrongdoing by the Representatives throughout the Relevant Period, but did not take adequate steps to stop the Representatives’ fraud. Among other things, Rice received the following indications that the Representatives were committing fraud. In some cases, certain other senior managers or high level officers of PSI also received notices that the Representatives were committing fraud.

29. On November 21, 1999, a senior executive in the PSI Mutual Fund Operations division forwarded to Rice a string of e-mails concerning a complaint from a mutual fund complex that O’Meally had evaded a block on two of his accounts by simply opening new accounts. Among other things, the e-mail stated:

It appears that [O’Meally] circumvented this restriction by requesting new BIN [account] #s and fund accounts be established, funded by transferring shares into these new accounts on 11/8/99. Subsequently on 11/10/99, an exchange out of the money fund into our stock funds was processed, beginning market timing again.

The cover e-mail commented, “[T]his seems to be a serious matter that will only get worse.”

30. On January 19, 2000, the manager of PSI’s Mutual Fund Operations Division forwarded to Rice an e-mail from another mutual fund complex complaining that a member of Druffner Group had evaded a trading restriction by opening a new account, stating: “It appears that [the member] set up another account in December for the same client we restricted on 11/22.”

31. On March 30, 2001, the head of PCG risk management sent Rice an e-mail that attached a letter from another mutual fund complex complaining that “excessive trading activity” by PSI registered representatives in its mutual funds “has become detrimental to both the funds and shareholders of the funds involved.” The letter described the tactics used by PSI registered representatives to avoid having their trades canceled as follows:

Since trade cancellation began on February 26th, 2001, we have noticed several types of reactions by Prudential Financial Advisors in order to circumvent our attempts to terminate excessive trading. Originally, your Financial Advisors established new identification numbers so that they would not be recognized as a repeat offender. Secondly, Financial Advisors would transfer a fund(s) position from account to account, in order to disguise their identity. Lastly, your Financial Advisors have attempted to reduce the dollar amount of the exchange orders while simultaneously increasing the number of exchanges (in the same fund and account) in the hopes of not being identified.

32. On June 28, 2001, Rice received an e-mail from the manager of the Special Accounts branch warning him that the Ginder/Kalish Group were obtaining multiple FA numbers in order to conduct their market timing, stating that:

We will have an issue soon with joint FA numbers: in order to get around the MF [mutual fund] timing issue they are starting to request 99/01 split numbers with their junior partners to help them get around being shut down by some MF companies on timing.

33. On April 4, 2002, the manager of PSI’s Mutual Funds Operations division sent an e-mail to other senior managers forwarding an e-mail from another mutual fund complex complaining that certain PSI registered representatives were using multiple accounts and FA numbers to evade restrictions on their market timing. The e-mail stated:

What we have seen scares us. It appears certain representatives are changing account registrations, tax id numbers, and branch and rep numbers in an effort to time the [mutual fund complex’s] funds. All of these accounts have been stopped, but each day “new” ones pop up.

When the PSI chief compliance officer saw the above e-mail, he showed it to Rice. The head of PCG risk management also discussed the e-mail with Rice.

34. On April 29, 2002, Rice met with an internal PSI working group that had been analyzing market timing issues. The group described for Rice the mutual fund companies’ restrictions on excessive trading, the fund companies’ block letters to PSI, and the deceptive trading strategies used by certain PSI registered representatives, including multiple accounts and FA numbers.

35. On at least two occasions in May 2002, an employee of PSI’s risk management division detailed for Rice several deceptive practices used by O’Meally. The employee’s analysis noted that in one 37-day period, O’Meally had 19 different mutual fund companies request that accounts under the registered representative’s control, or the registered representative as an FA, be blocked from their funds. The analysis concluded that O’Meally had circumvented these requests by changing his FA number to an Also or Joint Number to avoid detection by the fund, or by changing customer account numbers and moving the assets from the blocked account to a newly established account.

36. On February 5, 2003, the director of strategic planning at PCG sent Rice (then the President and most senior officer of PCG) a string of e-mails from another mutual fund complex complaining that certain PSI registered representatives were using multiple customer accounts and FA numbers for market timing. One of the e-mails stated:

I have spoken to these reps a few times over the past several months about stopping their timing activity to no avail. Over the past several months, we have placed stops on 325 of their accounts as of 11/30/02 and continue to add accounts daily. We see new accounts/rep id combinations being opened and have determined that we are not able to continue chasing them within our funds. We feel our only course of action to protect our fund shareholders is to prohibit the attached list of reps from doing business with [our funds].

Another e-mail in the string stated:

These reps have multiple rep ids and have continued to add new ones as we block the ids within the NSCC trading system for our fund complex... These reps created close to $3 billion in exchanges last year with $75 million of assets during a time in which we placed stops on 350 of their accounts.

The director of strategic planning added his own warning to Rice:

I just wanted to give you a heads up on an issue that is sure to reach your desk in the next day or two. As you can see from the attached string of notes, the senior leadership team at [a mutual fund complex] are completely frustrated with some of the tactics/strategies of FA’s [O’Meally and the Druffner Group]. Previous attempts to curtail timing activity in the [mutual fund complex’s] funds by blocking account activity have been thwarted by the establishment of additional FA numbers. It appears that [the mutual fund complex] is now making overtures that continued activity of this nature will threaten the relationship between Prudential and the fund company.

37. On February 11, 2003, a PCG risk officer sent an e-mail to Rice that forwarded an e-mail from the Garden City branch manager about O’Meally’s market timing business. The branch manager questioned the effectiveness of the Mutual Fund Operations Division’s internal blocking system and raised several other concerns about O’Meally’s activities:

Blocking of individual accounts by fund companies is extremely short-sighted in consideration of the fact that each “entity” maintains multiple accounts with our Firm.

There have been repeat offenses, at least in spirit . . .

Fund companies have been misled as to the identity of the FA’s of record... Recently, [a mutual fund company] was provided with information which was at best misleading to effect the removal [of] a block.

[T]here is frequent journaling of funds between accounts.

At the present time, [O’Meally and an assistant] either have or have had a total of 48 FA #s including single, joint and also numbers.

F. PSI’s Procedures to Limit Market Timing Were Ineffective

38. Although PSI senior officers issued policies and procedures ostensibly designed to proscribe the Representatives’ conduct, these policies and procedures were ineffective in scope and were never fully enforced. Moreover, even in situations where these policies and procedures purportedly were enforced, PSI senior officers undermined them by granting exceptions for its largest producing registered representatives. As a result, the Representatives’ deceptions continued even after these policies and procedures were promulgated.

a. PSI’s June 2002 Procedure Concerning Issuance of FA Numbers

39. In June 2002, PSI instituted a procedure concerning the issuance of FA numbers, in a purported effort to hinder the Representatives’ ability to obtain “Joint” numbers and “Also” numbers to evade limitations on market timing (the “June 2002 Procedure”). The June 2002 Procedure provided, simply, that requests for “Joint” and “Also” numbers would require a documented business request and a PSI Regional Business Manager’s approval. The June 2002 Procedure failed to preclude the Representatives from misusing previously issued Joint and Also numbers to evade blocks imposed by mutual fund companies and it failed to preclude the Representatives from obtaining new FA numbers to facilitate their fraud. Indeed, O’Meally obtained 12 new Joint and Also numbers just days before the procedure took effect, purportedly to assist him in transferring customer accounts from one PSI branch office to another. The June 2002 Procedure also did not subject the Representatives to any form of discipline or sanction if they continued to use Joint and Also numbers to evade blocks in violation of its terms.

b. PSI’s January 2003 Market Timing Policy

40. After protracted discussion involving PSI senior officers during the Fall of 2002, PSI issued a market timing policy on January 8, 2003 (the “Market Timing Policy”). PSI considered, and rejected, defining market timing in the Market Timing Policy as a certain number of trades because of concerns that doing so would have too great an impact on the Representatives’ revenues. PSI also rejected an absolute prohibition on the business of market timing. Instead, the Market Timing Policy provided that “inappropriate timing activities [would] continue to be monitored” by mutual fund companies and not by PSI itself.

41. Unlike other PSI policies concerning market timing, the Market Timing Policy expressly provided for the imposition of sanctions, including termination of employment, for the Representatives’ use of “manipulative techniques” to evade mutual fund trading restrictions. Any imposition of sanctions was to be decided by a committee consisting of members of PSI’s Legal, Compliance, and Risk Management divisions. Despite notifications of continuing deceptive practices received by PSI after it issued the Market Timing Policy, PSI did not form this committee and failed to take action against any of the Representatives to stop their use of “manipulative techniques” to market time.

42. The Market Timing Policy also provided that, in the event a mutual fund company asked PSI to block any one of a registered representative’s FA numbers, all numbers belonging to the registered representative similarly would be blocked from trading. However, PSI senior officers determined not to implement this critical aspect of the Market Timing Policy. In fact, despite the policy’s clear language, PSI interpreted mutual fund block requests after it issued the Market Timing Policy in the same manner as it had previously – as narrowly as possible, blocking only the specific FA number or customer account number identified by mutual fund block requests. Thus, even after issuance of the Market Timing Policy, the Representatives were able to continue their fraudulent scheme of switching to unblocked FA numbers or customer accounts to evade blocks imposed by mutual fund companies.

G. PSI Profited From the Representatives’ Deceptive Acts

43. PSI identified the Representatives as early as 2000 and monitored their revenues and ranks within the firm throughout the Relevant Period. The firm’s Mutual Fund Operations Division, which processed the Representatives’ trades in mutual funds, monitored the Representatives’ activity because their rapid trading required the dedication of additional staff within the department to process the trades and strained the firm’s trade processing and settlement systems.

44. In 2000, PSI began to track each quarter the gross commission revenues generated by the Representatives. PSI prepared these reports to determine the amount of income that would possibly be reduced if the firm determined to eliminate market timing as a business. In 2001, for example, the Representatives generated more than $16 million in gross commission revenues for the firm, most of which would have been eliminated had the firm phased out market timing at that time. Similarly, the Representatives generated approximately $23 million in gross commission revenues for 2002, and received another $10 million in gross commission revenues during the first half of 2003.

45. As PSI senior officers became increasingly aware of the Representatives’ use of deceptions, the firm elected to continue the business of market timing. Indeed, some of the firm’s senior officers were aware that the June 2002 Procedure concerning the issuance of multiple FA numbers and the January 2003 Market Timing Policy were wholly ineffective at eradicating the Representatives’ deceptions and the Representatives and their hedge fund customers continued this activity. During the Relevant Period, the Representatives generated approximately $50 million in gross revenues as a result of this conduct.

H. Violations of the Martin Act, GBL § 349 and Executive Law § 63 (12)

46. By virtue of the acts and practices set forth hereinabove, PSI violated the Martin Act, GBL § 349, and Executive Law § 63 (12).

AGREEMENT

IT NOW APPEARING THAT PEG desires to settle and resolve the Investigation without admitting or denying the Attorney General’s Findings, the Attorney General and PEG hereby enter into this Assurance of Discontinuance (“Assurance”), pursuant to Executive Law § 63 (15), and agree as follows:

I. Affirmative Relief

A. Disgorgement and/or Restitution

1. PEG shall pay $270 million in disgorgement and/or restitution. The $270 million payment shall be remitted and administered in accordance with the SEC’s Order Instituting Administrative Proceedings, Making Findings, and Imposing Remedial Sanctions Pursuant to Section 15(b) of the Securities Exchange Act of 1934 in In the Matter of Prudential Equity Group, LLC, Formerly Known As Prudential Securities Incorporated, issued on or near the date hereof (the “SEC Order”).

2. The provisions in the SEC Order relating to the payment, administration and distribution of the $270 million referred to in this section are incorporated herein by reference, and such terms are agreed to as part of this Assurance by PEG.

3. PEG agrees that it shall not seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to, payment made pursuant to any insurance policy, with regard to any or all of the amount payable pursuant to this Assurance, provided that nothing in this Assurance shall: (a) prevent PEG from bringing claims (including claims for indemnity and/or contribution) against persons or entities for injuries sustained by, or for amounts paid in disgorgement by, PEG as a result of such persons’ or entities’ engagement or involvement in, agreement to permit or failure to prevent market timing; or (b) limit or impair the rights of persons other than PEG under any applicable insurance policy.

B. Incorporation of Undertakings in the SEC Order

As part of this Assurance, PEG agrees to the terms of and shall comply with the provisions of Section K, “Undertakings,” of the SEC Order, which section is incorporated herein by reference.

C. General Relief

1. PEG admits the jurisdiction of the Attorney General. PEG will cease and desist from engaging in any acts in violation of the Martin Act, GBL § 349 and/or Executive Law § 63(12) and will comply with the Martin Act, GBL § 349 and Executive Law § 63(12).

2. Evidence of a violation of this Assurance by PEG shall constitute prima facie proof of violation of the Martin Act, GBL § 349 and Executive Law § 63(12) in any civil action or proceeding hereafter commenced by the Attorney General against PEG.

II. Other Provisions

A. Scope Of This Assurance

1. This Assurance concludes the Investigation brought by the Attorney General and any action the Attorney General could commence against PEG arising from or relating to the subject matter of the Investigation; provided however, that nothing contained in this Assurance shall be construed to cover claims of any type by any other state agency or any claims that may be brought by the Attorney General to enforce PEG’s obligations arising from or relating to the provisions contained in this Assurance.

2. If PEG does not make the payment as provided in Section I.A. of this Assurance (i.e., pursuant to the SEC Order), or PEG defaults on any obligation under this Assurance, the Attorney General may terminate this Assurance, at his sole discretion, upon 10 days’ written notice to PEG and PEG agrees that any statute of limitations or other time related defenses applicable to the subject of the Investigation and any claims arising from or relating thereto are tolled from and after the date of execution of this Assurance. In the event of such termination, PEG expressly agrees and acknowledges that this Assurance shall in no way bar or otherwise preclude the Attorney General from commencing, conducting or prosecuting any investigation, action or proceeding, however denominated, related to the Investigation, against PEG or from using in any way any statements, documents or other materials produced or provided by PEG after commencement of the Investigation, including, without limitation, any statements, documents or other materials provided for purposes of settlement negotiations.

3. Nothing herein shall preclude New York State, its departments, agencies, boards, commissions, authorities, political subdivisions and corporations, other than the New York State Attorney General and only to the extent set forth in paragraph II.A.2 above (collectively, “State Entities”) and the officers, agents or employees of State Entities, from asserting any claims, causes of action, or applications for compensatory, nominal and/or punitive damages, administrative, civil or criminal or injunctive relief against PEG arising from or relating to the subject of the Investigation.

4. Except as provided in Section I.C.2., above, or in an action by the Attorney General to enforce the obligations of PEG in this Assurance, neither this Assurance nor any acts performed or documents executed in furtherance of this Assurance: (a) may be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability or lack of wrongdoing or liability; or (b) may be deemed or used as an admission of or evidence of any such alleged fault or omission of PEG or any other Prudential Financial entity in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. This Assurance shall not confer any rights upon persons or entities who are not a party to this Assurance. This Assurance also does not limit or prohibit any defenses of PEG or its current or former affiliates to claims asserted by a person or entity not a party hereto. Nothing herein shall be construed to prohibit the use of any e-mails or other documents of PEG or of others.

5. This Assurance is not intended by the Attorney General to subject PEG or any of its affiliates to any disqualifications under the laws of any state, the District of Columbia, Puerto Rico or territory (collectively, “State”), including, without limitation, any disqualifications from relying upon the State registration exemptions or State safe harbor provisions.

6. The SEC Order, this Assurance and any order of any other State in a proceeding based upon the acts, practices and procedures of PEG which are the subject of this Investigation (collectively, the “Settlement Documents”) shall not disqualify PEG or its affiliates from any business that they otherwise are qualified, licensed or permitted to perform under the applicable laws of the State of New York and any disqualifications from relying upon this state’s registration exemptions or safe harbor provisions that arise from the Settlement Documents are hereby waived.

B. Cooperation

1. PEG and its current affiliates have cooperated to date in the Investigation. If requested to do so by PEG, the Attorney General agrees to bring the cooperation of PEG and its current affiliates to the attention of any other governmental agencies or jurisdictions, provided that PEG, its current affiliates, and its successors, assigns and/or purchasers of all or substantially all the assets of any of the foregoing (collectively, the “Prudential Entities”) continue to cooperate to the satisfaction of the Attorney General.

2. The Prudential Entities shall cooperate fully and promptly with the Attorney General with regard to any investigation, litigation or other proceeding initiated by the Attorney General or to which the Attorney General is a party, whether pending or subsequently initiated, relating to market timing or late trading. The Prudential Entities shall use their best efforts to ensure that all the current and former officers, directors, trustees, agents and employees of the Prudential Entities also fully and promptly cooperate with the Attorney General.

3. Such cooperation shall include, without limitation:

(a) production, voluntarily and without service of subpoena, of all documents or other tangible evidence requested by the Attorney General and any compilations or summaries of information or data that the Attorney General requests be prepared, with the exception of any information or documents with respect to which the Prudential Entities have a statutory or currently existing written contractual obligation of confidentiality to persons or entities who are not parties to this Assurance (“Confidential Information”) and information or documents protected by the attorney-client and/or work product privileges to the extent to which such information or documents are not subject to the privilege waiver provided for in subsection B.3. (e), below (“Privileged Information”);

(b) without the necessity of a subpoena, having the current officers, directors, and employees of the Prudential Entities attend any Proceedings (as hereinafter defined) in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and having such current officers, directors, and employees answer any and all inquiries that may be put by the Attorney General to any of them at any Proceedings or otherwise

(“Proceedings” include, but are not limited to, any meetings, interviews, depositions, hearings, trials, grand jury proceedings or other proceedings), except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(c) the Prudential Entities using their best efforts to cause former officers, directors, trustees, agents and employees of the Prudential Entities and the then-current trustees and agents of the Prudential Entities to attend any Proceedings in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and to answer any and all inquiries that may be put by the Attorney General to any of them at any Proceedings or otherwise, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(d) fully, fairly and truthfully disclosing all information and producing all records and other evidence in the possession, custody or control of the Prudential Entities relevant to all inquiries made by the Attorney General, except to the extent to which such inquiries call for the disclosure of Confidential Information or Privileged Information;

(e) waiving, upon request by the Attorney General, all privileges relating to any internal investigations concerning matters in the Investigation including, without limitation, production of all interview notes taken in connection with any internal investigations; and

(f) making the Prudential Entities’ outside counsel reasonably available to provide comprehensive presentations concerning any internal investigation relating to all matters in this Assurance and to answer questions, except to the extent to which such presentations or questions call for the disclosure of Confidential Information or Privileged Information.

4. All communications relating to cooperation pursuant to this Assurance may be made to the Prudential Entities’ attorneys as follows: Bingham & McCutchen LLP, Attention: Neal E. Sullivan, Esq., 2020 K Street, NW, Washington, DC 20006.

5. In the event that any of the Prudential Entities fails to comply with any provision of this Section II.B. of this Assurance, the Attorney General shall be entitled, in addition to any other remedies in this Assurance or otherwise, to specific performance.

C. Miscellaneous Provisions

1. This Assurance and any dispute related thereto shall be governed by the laws of the State of New York without regard to any conflicts of laws principles.

2. No failure or delay by the Attorney General in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative.

3. PEG consents to the jurisdiction of the Attorney General in any proceeding or action to enforce this Assurance.

4. PEG enters into this Assurance voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Attorney General or any member, officer, employee, agent or representative of the Attorney General to induce PEG to enter into this Assurance.

5. This Assurance may be changed, amended or modified only by a writing signed by all parties hereto.

6. This Assurance constitutes the entire agreement between the Attorney General and PEG and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance.

7. If any provision of this Assurance is found to be unenforceable, such finding shall not affect the enforceability of the remaining provisions hereof.

8. This Assurance shall be binding upon PEG and its successors and assigns.

9. This Assurance shall be effective and binding only when this Assurance is signed by all parties. This Assurance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

WHEREFORE, the following signatures are affixed hereto on the dates set forth below.

Dated: August 24, 2006	PRUDENTIAL EQUITY GROUP, LLC

	By:	/s/ Kenneth Y. Tanji
Kenneth Y. Tanji
Senior Vice President

Reviewed August 25, 2006, by:

/s/ Neal E. Sullivan by S. Turvey
Neal E. Sullivan
Bingham McCutchen LLP
Attorneys for Prudential Equity Group, LLC

Dated: August 25, 2006	ELIOT SPITZER
Attorney General of the State of New York

	By:	/s/ Gary R. Connor
Gary R. Connor
First Deputy Bureau Chief

ACKNOWLEDGMENT

STATE OF NEW JERSEY)

COUNTY OF ESSEX)

On this 24th day of August, 2006, before me personally came Kenneth Y. Tanji, known to me, who, being duly sworn by me, did depose and say that he is Senior Vice President of Prudential Equity Group, LLC, the entity described in the foregoing Assurance of Discontinuance, is duly authorized by Prudential Equity Group, LLC, to execute the same, and that he signed his name in my presence by like authorization.

/s/ Maryann Critchley
Notary Public
My commission expires: 2-17-2010